August 18, 2020

Dear Member,

The nomination period for the 2020 Federal Home Loan Bank of Des Moines (FHLB Des Moines) Director Election concluded effective July 30, 2020. Based on Federal Housing Finance Agency (FHFA) designations for Bank directors, the states of Oregon and Washington each had one member director seat to fill. In addition, two independent director seats will be filled through a district wide election. You will receive a ballot to vote for the two open seats in the independent director election.

This year, the state of Oregon had only one eligible candidate who chose to stand for election. This candidate was James Hunt, senior vice president and chief financial officer, OnPoint Community Credit Union in Portland, OR. As the only eligible candidate in Oregon, Mr. Hunt is declared elected to the FHLB Des Moines board in accordance with FHFA regulations.

Mr. Hunt has served as senior vice president and CFO of OnPoint Community Credit Union since May 2009. Prior to joining OnPoint, he spent eight years serving in several positions within the finance division of Washington Mutual in Seattle. From 1987 to 2001, he held variety of finance positions within Fleet Mortgage Group in Columbia, South Carolina. He will begin serving his first full term as an FHLB Des Moines director on January 1, 2021.

FHLB Des Moines board of directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Dara Queck, SVP/Chief Bank Operations Officer at dqueck@fhlbdm.com or 515.412.2336.

Sincerely,

Dara Queck
SVP/Chief Bank Operations Officer
dqueck@fhlbdm.com